SHARE PURCHASE AGREEMENT

This  Share Purchase Agreement (the "Agreement") is effective as of March 22, 2018 (the "Effective Date"),
BETWEEN:
Sotirios Leontaritis residing at 98 Aiantos St., 17563, Paleo Faliro, Athens, Greece, holder of Greek Identity Card No. AI 781694, issued on 08/08/2012 by P.D. Par.Astros (hereinafter referred as the "Vendor"),
AND:
Maschari LTD, with its registered offices at 30 Kosta Antoniadi st., Office 201, 2nd floor, Strovolos, 2040, Nicosia, Cyprus, Reg. No HE380385 (hereinafter referred as the "Purchaser"),
WHEREAS the Vendor represents that he is the legal and beneficial owner of certain restricted common shares of HCi Viocare (the "Corporation"), a publicly traded corporation with its shares listed for trading on the OTCQB market in the United States of America;

WHEREAS the Vendor wishes to sell and transfer to the Purchaser certain restricted common shares of the Corporation and the Purchaser agrees to purchase and accept the transfer of the shares;

WHEREAS the parties hereto agree that the purchase price per share has been mutually agreed as fair market value;
NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1. SHARES SOLD AND PURCHASE PRICE

1.1
Subject to the terms and conditions set forth in this Agreement, the Vendor hereby sells one hundred forty two million seven hundred and ten thousand five hundred and sixty two (142,710,562) of his restricted common shares ("the Common Shares") to the Purchaser at a purchase price of Six Cents  ($0.06) per share, in the currency of the United States of America.

1.2
The aggregate purchase price for the Common Shares is Eight Million Five Hundred Sixty Two Thousand Six Hundred Thirty Three Dollars and Seventy Two Cents (USD $8,562,633.72) (the "Purchase Price"), payable as set forth as Article 2 hereof.

2. DELIVERY OF SHARES AND PAYMENT OF THE PURCHASE PRICE

2.1	The Purchaser acknowledges that the Vendor has thirty (30) days to deliver the relevant share certificates representing the Common Shares of the Vendor.

2.2      The Vendor will receive in exchange a Promissory Note (the "Note"), dated March 22, 2018, Eight Million Five Hundred Sixty Two Thousand Six Hundred Thirty Three Dollars and Seventy Two Cents (USD $8,562,633.72) signed by the Purchaser, which note shall come due on March 22, 2021.

3.          COLLATERAL

3.1     The Common Shares represented herein shall remain in the possession of the Purchaser and completely unencumbered until such time as the Note is paid in full, or the parties hereto agree by written addendum hereto, to the release of shares on a pro-rata basis in such amounts as may equal installment payments received.

3.2        In the event of any reverse split, forward split, cancelation or class conversion, as may occur in the normal course, which impacts the Common Shares, it is agreed by the parties hereto that such replacement shares, regardless of class and number, will continue to remain in escrow and may not be sold until paid in full and/or the parties have agreed to their release on a pro-rata basis for consideration received.

4.          BREACH

4.1       In the event that the Purchaser defaults on the obligation to pay the Purchase Price, according to the terms and conditions set hereof and the Promissory Note:

             4.1.1 the Vendor has the right to cancel this Agreement;

             4.1.2 the Purchaser loses the shares pledged and shall deliver ownership and possession to the Vendor at the Purchaser's expense.

5. VENDOR'S REPRESENTATIONS AND WARRANTIES

5.1 The Vendor represents and warrants to the Purchaser that:

5.1.1	The Corporation is incorporated under the laws of Nevada and is duly organized and validly existing thereunder;
5.1.2	the Common Shares have been duly issued, are outstanding as fully paid and non-assessable;
5.1.3
the sale and delivery of the Shares as provided for in this Agreement shall not conflict with or result in or cause the occurrence of an event or condition which, immediately or after notice or lapse of time or both, constitutes a breach of or default under the Corporation's articles or by-laws or under any agreement, instrument, order, judgment or decree to which the Vendor or the Corporation is subject; and

5.1.4
this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights.

6. PURCHASER'S REPRESENTATIONS AND WARRANTIES

6.1 The Purchaser represents and warrants to the Vendor that:

6.1.1	the Purchaser is a corporation incorporated under the laws of Cyprus and is duly organized and validly existing thereunder;

6.1.2	all necessary corporate action and proceedings have been taken to permit the execution of this Agreement;

6.1.3
the aforementioned actions do not conflict with or result in or cause the occurrence of an event or condition which, immediately or after notice or lapse of time or both constitutes a breach of or default under the articles or by-laws of the Purchaser or under any agreement, instrument, order, judgment or decree to which the Purchaser is subject;

6.1.4	the Common Shares have been validly allotted and issued and are registered in the name of the Vendor;

6.1.5
this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights; and

6.1.6    upon execution of this Agreement the Purchaser acknowledges it will become an affiliate of the Corporation, and will be subject to all the applicable rules for control persons.

7. MISCELLANEOUS

7.1	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, legal representatives, successors and assigns.

7.2
This Agreement contains the entire agreement between the parties with respect to the transactions contemplate herein and supersedes all prior written or oral negotiations, agreements and understandings, if any.

7.3	The representations and warranties set forth in Articles 5 and 6 hereof shall survive the purchase and sale of the Common Shares hereunder.

7.4
Each of the parties hereto covenants and agrees that it will from time to time hereafter execute and deliver such additional documents and instruments and do such acts and things as may be reasonably necessary fully and effectually to sell, assign and transfer the Common Shares to the Purchaser pursuant to this Agreement and to otherwise carry out the intent and purpose of this Agreement.

7.5       This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties hereto.

7.6       The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

7.7        No Party to this Agreement may assign any of its rights and obligations under this Agreement without the prior written consent of the other party hereto; provided, however, either party may assign its rights and obligations; provided, further, that, no such assignment shall relieve the assigning party of any of its obligations hereunder.

7.8
This Agreement shall be governed by and construed in accordance with the laws of Cyprus. The courts of Cyprus shall have exclusive jurisdiction with respect to any matter arising hereunder or related hereto.

7.9     In the event that any of the clauses of this agreement are found to be invalid, unlawful or unenforceable, such clause(s) will be severable from the remaining clauses of this agreement, which will continue to be valid and enforceable. If any invalid clause is capable of amendment to render it valid and enforceable to achieve the same objective as the invalid clause, the parties agree to negotiate an amendment to remove the invalidity.

7.10	All notices, requests, demands and other communications in connection herewith shall be in writing with specific reference to this Agreement and shall be deemed to have been duly delivered when

(a)	personally delivered to a responsible officer of such party; or

(b)	except during a period of strike, lockout or other postal disruption, sent by registered mail, postage prepaid; or

(c)	sent by telex, telegraph, fax or other form of recorded communication, charges prepaid, confirmed by prepaid registered mail;
as follows:

7.10.1	If to the Vendor:
Sotirios Leontaritis
98 Aiantos St.,
17563, Paleo Faliro, Athens, Greece
Tel: 00306981144430
Email: leosot@yahoo.com

7.10.2	If to the Purchaser:
Maschari LTD
Contact – Constantinos Zertalis
30 Kosta Antoniadi st., Office 201, 2nd floor,
Strovolos, 2040, Nicosia, Cyprus
Tel: 0035796555541
Email: caz@zertalis.com

or such other address as either party may from time to time specify by notice to be given to the other party for such purpose in writing at least 10 days in advance.
7.11      This Agreement was drafted in two (2) originals, and, once signed as follows, each party received one (1) original.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at Athens, Greece on the date indicated above.

FIRST PARTY	SECOND PARTY
Maschari LTD

/s/Sotirios Leontaritis	/s/Constantinos Zertalis
Sotirios Leontaritis	Director

ACKNOWLEDGED AND ACCEPTED

/s/Nikolaos Kardaras
HCI VIOCARE
By: Nikolaos Kardaras
Title:Director

ADDENDUM TO SHARE PURCSHASE AGREEMENT

This ADDENDUM TO SHARE PURCHASE AGREEMENT (the "Addendum") dated as of March 30, 2018 (the "Effective Date"), amends the Share Purchase Agreement dated March 22, 2018 and is made by and between:
Sotirios Leontaritis residing at 98 Aiantos St., 17563, Paleo Faliro, Athens, Greece, holder of Greek Identity Card No. AI 781694, issued on 08/08/2012 by P.D. Par.Astros (hereinafter referred as the "Vendor"), shareholder of HCi Viocare (the "Corporation"), a publicly traded corporation with its shares listed for trading on the OCTCQB market in the United States of America; and
Maschari LTD, with its registered offices at 30 Kosta Antoniadi st., Office 201, 2nd floor, Strovolos, 2040, Nicosia, Cyprus, Reg. No HE380385 (hereinafter referred as the "Purchaser"), all of whom may be collectively referred to herein as the "Parties" or individually as a "Party".
WHEREAS, on March 22, 2018, the Parties executed and delivered a Share Purchase Agreement (the "Agreement") whereby the Vendor is to sell and transfer one hundred forty two million seven hundred and ten thousand five hundred and sixty two (142,710,562) of his restricted common shares ("the Common Shares") to the Purchaser at a purchase price of  six cents (USD $0.06) per share and at the total purchase price of Eight Million Five Hundred Sixty Two Thousand Six Hundred Thirty Three Dollars and Seventy Two Cents (USD $8,562,633.72) (the "Purchase Price");
WHEREAS, the Parties desire to modify certain of the terms and covenants set forth in the Agreement and have agreed to make the following amendments to the Agreement so that the amount of shares of the common stock sold and transferred to the Purchaser is amended and the Purchase Price is amended accordingly.
Notwithstanding anything contained in the Agreement to the contrary, the provisions set forth below will be deemed to be a part of the Agreement and shall supersede any contrary provision in the Agreement. All references in the Agreement and in this Addendum shall be construed to mean the Agreement as amended and supplemented by this Addendum. Any inconsistency between the Agreement and this Addendum shall be resolved in favor of the provisions of this Addendum.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.	Defined Terms: All defined and capitalized terms used in this Addendum, unless specifically defined in this Addendum, shall have the same meaning as such terms have in the Agreement.
2.	Modification of the Agreement:
2.1.
Section 1.1. of the Agreement is hereby amended to read in its entirety: Subject to the terms and conditions set forth in this Agreement, the Vendor hereby sells one hundred twenty two million seven hundred and ten thousand five hundred and sixty two (122,710,562) of his restricted common shares ("the Common Shares") to the Purchaser at a purchase price of Six Cents ($0.06) per share, in the currency of the United States of America.

2.2.
 Section 1.2. of the Agreement is hereby amended to provide that the Common Shares shall be purchased at the New Purchase Price and is to read in its entirety:  The aggregate purchase price for the Common Shares is Seven Million Three Hundred Sixty Two Thousand Six Hundred Thirty Three Dollars and Seventy Two Cents (USD $7,362,633.72) (the "Purchase Price"), payable as set forth as Article 2 hereof.

2.3.
 Section 2.2 of the Agreement is hereby amended to read in its entirety: The Vendor will receive in exchange a Promissory Note (the "Note"), dated March 30, 2018, for Seven Million Three Hundred Sixty Two Thousand Six Hundred Thirty Three Dollars and Seventy Two Cents (USD $7,362,633.72) signed by the Purchaser, which note shall come due on March 29, 2021.

3.	Effect to Amendment: Except as expressly modified in this Addendum, all terms, conditions and covenants set forth in the Agreement shall remain in full force and effect among the parties.
4.	Amendment: This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
5.
Governing Law: This Addendum shall be governed by and construed in accordance with the laws of Cyprus. The courts of Cyprus shall have exclusive jurisdiction with respect to any matter arising hereunder or related hereto.

6.
Counterparts:  This Addendum may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument. A facsimile or other electronic transmission of this signed Addendum shall be legal and binding on all parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the date first written above.

FIRST PARTY	SECOND PARTY
Maschari LTD

/s/Sotirios Leontaritis	/s/Constantinos Zertalis
Sotirios Leontaritis	Director

ACKNOWLEDGED AND ACCEPTED

/s/Nikolaos Kardaras
HCI VIOCARE
By: Nikolaos Kardaras
Title:Director